Securities and Exchange Commission
100 F Street, N.E.
Judiciary Plaza
Washington, DC  20549

Ladies and Gentlemen:

		I hereby authorize Peter W. Hennessey, Vice
President, Associate General Counsel and Secretary, or any
Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DuPont de Nemours, Inc. (the
"Company"). This authorization shall remain in effect as long as I am a director of the Company unless it is earlier specifically revoked by me.

Very truly yours,

/s/ Kurt B. McMaken

Kurt McMaken
Director

Dated: January 21, 2025